LOAN AGREEMENT


                                November 29, 1995

Innovative Accessories, Inc.
7949 South I35 Service Road
Oklahoma City, OK 73149

Re:  $1,250,000 Working Capital Loan

Ladies and Gentlemen:

     Innovative Accessories, Inc. ("Borrower"), an Oklahoma corporation has requested that Lund International Holdings, Inc. ("Lender") lend to Borrower the sum of an amount not less than $1,250,000 as a working capital line of credit. Lender is willing to lend such funds to Borrower upon the terms and subject to the conditions set forth in this letter agreement (the "Agreement"). All references to Borrower shall also apply to Guarantor with equal force and effect. In consideration of the promises contained in this Agreement, Borrower and Lender agree as follows:

      1. Loan. Lender agrees to lend to Borrower a Working Capital Loan of an amount not less than $1,250,000 according to this Agreement.

      2. Working Capital Line of Credit. The Working Capital Loan shall be evidenced by a revolving promissory note in the form of attached Exhibit A, duly executed by Borrower (together with any renewals or extensions of the note, (the "Note") dated November 29, 1995, and secured by a duly executed Security Agreement (the "Security Agreement") in the form of attached Exhibit B. Lender shall make notations on the Note, as appropriate, which shall be binding on the parties absent manifest error, of the amount outstanding thereunder. The proceeds of the Loan shall be used to pay off the following:

      (a) An amount not to exceed $85,000 to First State Bank (Noble, OK) in full satisfaction of an outstanding loan and for release of security interests filed by First State Bank on certain of Borrower's assets;

      (b) An amount not to exceed $230,000 to Bank One in full satisfaction of an outstanding loan and for release of security interests filed by Bank One on certain of Borrower's assets;

      (c) An amount to exceed $313,000 to DFM Corporation in full satisfaction of outstanding balance owing and for release of security interests filed by DFM Corporation on certain of Borrower's assets;

      (d) An amount not to exceed $54,000 to Mr. Robert Ryan in full satisfaction of loans owing to Mr. Ryan;

      (e) An amount not to exceed $90,000 to Mr. John McClelland in full satisfaction of loans owing to Mr. McClelland;

      (f) An amount not to exceed $120,000 to Muxelberg, Duncan, Inc. in full satisfaction of open payable terms outstanding;

      (g) An amount not to exceed $105,000 to the Internal Revenue Service in full satisfaction of withholding taxes, interest and penalties not currently payable;

      (h) An amount not to exceed $150,000 to Trans America Financial Services, Inc. (in Oklahoma City, OK) in full satisfaction of outstanding balance on loan to James A. Nett for his home in Oklahoma City, OK;

      (i) An amount not to exceed $101,000 to Ms. Ramona L. Friar as partial payment of her loan to Borrower; and

      (j) An amount not to exceed $2,000 for trade payables.

      (k) Any amount in excess of $1,250,000 shall be used for general working capital purposes for the Company.

      3. Guaranty. James A. Nett shall personally guaranty all obligations of the Borrower, including payment and performance, under the Loan Documents (as defined below).

      4. Definitions. As used in this Agreement the following terms have the following meanings (equally applicable to singular and plural forms of the terms defined):

      (a) "Inventory" means the Borrower's raw materials and finished goods held for sale in the ordinary course of business.

      (b) "Loan Documents" means this Agreement, the Note, the Security Agreement, and all other documents to be executed in connection with this Agreement, all of which are listed on Schedule 1.

      (c) "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or government or other agency or political subdivision thereof.

      (d) "Tangible Net Worth" means the aggregate of the notes receivable due Borrower from Borrower's employees and shareholders, capital stock, paid in surplus and retained earnings of the Borrower (excluding stock of the Borrower held by the Borrower) determined in accordance with generally accepted accounting principles consistently applied from year to year, less the book value of all assets of the Borrower that would be treated as intangibles under generally accepted accounting principles including without limitation, such items as good will, trade marks, trade names, service marks, copyrights, patents and licenses.

      (e) "Total Liabilities" means the aggregate of the liabilities of Borrower determined and computed in accordance with generally accepted accounting principles consistently applied from year to year.

      5. Commitment for Revolving Loan. The Lender agrees, in accordance with the terms of this Agreement, to make advances (the "Advances") to the Borrower from time to time from the date hereof to and including June 30, 1996 (the "Termination Date") or the earlier termination of the Commitment under the terms of this Agreement, in an aggregate amount not to exceed $2,100,000 (the "Commitment") provided, however, that the aggregate amount of Advances outstanding shall not at any time exceed the Commitment. Within the limits of the Commitment the Borrower may borrow, prepay and reborrow under this Section 5.

      6. Making of Advances. Borrower may request Advances by giving oral notice of the amount thereof to the Lender. Any request for an Advance shall be deemed to be a representation that the Borrower's representations and warranties in all Loan Documents are true and correct as of the date of the Advance and that no event has occurred and is continuing, or will result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

      7. Mandatory Prepayment. In the event that the aggregate outstanding principal amount of the Note shall exceed the Commitment, the Borrower shall pay to the Lender the amount of such excess together with the amount of accrued interest to the date of such prepayment on the amount prepaid, within five days after demand by the Lender for such amounts.

      8. Conditions Precedent to Making Loan. Lender shall have no obligation to make the loan hereunder unless the Lender shall have received on or before the date of such loan the following documents:

      (a) The Note, properly executed and delivered on behalf of Borrower.

      (b) Evidence of the irrevocable assignment of all patents developed and held by James A. Nett to the Borrower, and conditional assignments (in form and substance satisfactory to Lender) of such patents to Lender.

      (c) The Security Agreement in a form of Exhibit B attached hereto, properly executed and delivered on behalf of the Borrower, granting to the Lender a security interest in all of the Borrower's inventory, accounts and other property described therein as security for the performance of the Borrower's obligations under this Agreement and the Note, together with any UCC-1 Financing Statement or other document deemed necessary by the Lender to perfect the security interest granted by the Security Agreement.

      (d) UCC-3 Statements, properly executed and ready for filing, releasing all existing liens on Borrower's assets.

      (e) Evidence of the irrevocable transfer of all capital stock of the Borrower held by Mr. Jamie Nett, Mr. John Nett and Mr. Jeffrey Nett to Mr. James
A. Nett.

      (f) A legal opinion issued by Borrower's counsel in the form of Exhibit C attached hereto.

      (g) Evidence that that certain agreement between the Borrower and Ramona L Friar, whereby she may purchase up to 49% of the Borrower has been duly and irrevocably revoked

      9. Representations and Warranties of the Borrower. To induce the Lender to make the loan, the Borrower represents, warrants, and covenants as follows:

      (a) Litigation. No litigation or governmental proceeding is pending or, to best of the Borrower's knowledge, threatened against the Borrower which may have a materially adverse effect on the financial condition or operations of the Borrower, except such litigation as is detailed in the opinion of counsel and except as noted on Schedule 2, attached hereto.

      (b) Taxes. The Borrower has filed all required federal and state income and excess profits tax returns and has paid all required taxes.

      (c) Assumed Liabilities. A true and complete listing of all agreements, contracts and commitments to which the Borrower is a party as of the date hereof with respect to the Borrower's business as set forth on Schedule 3 hereto. The Borrower has delivered to the Lender a true, complete and correct copy of each such agreement, contract or other commitment with all amendments and other modifications thereto and all such agreements, contracts and commitments are now in full force and effect and valid and enforceable in accordance with their terms. The Borrower is not now in default under any of such agreements, contracts and commitments and, to the best of the Borrower's knowledge, there is no default under any of the same by any other party thereto. No event has occurred that, with the giving of notice or the passage of time or both, would constitute a default by the Borrower under any of the contracts and, to the best of the Borrower's knowledge, no event or omission has occurred that, with the giving of notice or the passage of time or both, would constitute such a default by any other party thereto. The Borrower has not collected any payment or other amount owing on or subsequent to the date hereof under any of the contracts, agreements or other commitments.

      (d) Licenses and Permits; Compliance with Laws. The Borrower has all material licenses, permits, certificates and approvals, including health and safety permits, from federal, state, local and foreign authorities necessary to conduct its business and own and operate its assets in the manner such business is presently conducted as such assets are presently owned and operated (collectively, the "Permits"), all of which are in full force and effect. To such Borrower's knowledge (i) the Borrower has fully complied with all material conditions of the Permits, (ii) the Borrower has not received notice of any material default or violation, (iii) the Borrower does not have knowledge of any event which with the lapse of time or giving of notice or both would become a material default or violation in the due observance of any Permit, and (iv) the Borrower has not received notice to the effect that there is lacking any material Permit required in connection with the current use or operation of any of Borrower's property. The Borrower has made available to the Lender true, correct and complete copies of all material Permits.

      (e) Personnel and Benefits. Schedule 4 attached hereto is an accurate and complete list of the names of all persons currently employed or retained as independent contractors by the Borrower, together with a statement of the rate of compensation currently payable to each such person. The Borrower has no written or oral agreement with any employee that is not terminable by the Borrower upon not more than thirty (30) days written notice without payment of any additional consideration. The Borrower has delivered to the Lender documents that accurately describe all material employee benefit policies, plans and arrangements, including, without limitation, contributions to hospitalization and/or other insurance programs, vacation and sick leave policies, and profit sharing, pension and retirement plans. Nothing contained in this Agreement shall be construed to impose any obligation on the Purchaser with respect to any of the Borrower's employees or agents.

      (f) ERISA. No Plan (as that term is defined in the Employees' Retirement Income Security Act of 1974 ("ERISA")) of Borrower which is subject to Part 3 of Subtitle B of Title 1 of ERISA had an accumulated funding deficiency (as such term is defined in ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such date if such year were the first year of such Plan, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Borrower to be, incurred with respect to any such Plan. No Reportable Event (as defined in ERISA) has occurred and is continuing in respect to any such Plan.

      (g) Subsidiaries. Borrower has no Subsidiaries.

      (h) Use of Proceeds. No proceeds of this loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934. The proceeds shall be used as set forth in
Section 2 hereof.

      (i) Patents, Trademarks, etc. The Borrower has good and marketable title to all patents, trademarks, processes, copyrights, franchises and licenses, title to which is necessary for the operation of Borrower's business.

      (j) Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of this loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

      (k) Liabilities and Manufacturer's Representative Commissions. All liabilities, including all manufacturer's representative commissions, are current as of the date of this Agreement except for liabilities noted in Section 2 above.

      (l) The balance sheet furnished to the Lender by the Lender's audit firm (identified on attached Exhibit D) has been reviewed by the Borrower and fairly presents the financial condition of Borrower.

      (m) Environmental Matters. To the Borrower's knowledge:

            (i) The Company is in substantial compliance with all environmental laws, except for noncompliance that, individually or in the aggregate, is not reasonably expected to have a material adverse effect;

            (ii) There is no proceeding pending or threatened before any court or governmental agency in which the Borrower has been named as a defendant or potentially responsible party for alleged noncompliance with any environmental law, whether or not occurring at or on a site owned or operated by the Borrower, except for proceedings pending or threatened that, individually or in the aggregate, are not reasonably expected to have a material adverse effect;

            (iii) There is no proceeding threatened before any court or governmental agency in which the Borrower reasonably expects to be named as a defendant or potentially responsible party for alleged noncompliance with any environmental law except for proceedings that, individually or in the aggregate, are not reasonably expected to have a material adverse effect;

            (iv) The Borrower has not caused or suffered to occur any release of a hazardous material in, on, under or above any portion of any real property owned or leased by the Borrower which is reasonably likely to give rise to liability under any environmental law, where such liability, if incurred, would, individually or in the aggregate, have a material adverse effect. There are no storage tanks, containers, drums, cylinders, cans or deposits of hazardous materials located in, on, under or above any portion of any real property owned or leased by the Borrower, other than in compliance with all applicable laws.

            (v) The Borrower has not received any notice from (i) any governmental agency alleging a violation of any environmental law, including, without limitation, any environmental law relating, directly or indirectly, to the environment on, in, under or above any real property owned or leased by the Borrower, any real property formerly owned or leased by the Borrower, or any property adjoining property owned or leased by the Borrower or any affiliated or related person or entity, or (ii) from any former or subsequent owner, lienholder or former or present tenant or other user of any real property owned or leased by the Borrower or any real property formerly owned or leased by the Borrower, seeking indemnification for any cost associated with the presence of hazardous materials on, beneath or adjoining any real property owned or leased by the Borrower or any real property formerly owned or leased by the Borrower, or (iii) from any other person or entity with respect to the alleged release by the Borrower or any predecessors thereof of a hazardous material into the environment.

      (n) Lack of Misrepresentations. No representation or warranty made herein by the Borrower nor any statement or certificate given or to be given to the lender pursuant hereto on or after the date hereof, in connection with performance under this Agreement, with respect to the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or knowingly omits or will knowingly omit to state a material fact necessary to make the statements contained therein not misleading.

      (o) Survival of Representations and Warranties. The foregoing representations and warranties are made by Borrower with the knowledge and expectation that Lender is placing reliance thereon, notwithstanding any investigations undertaken by or on behalf of Lender prior to the date hereof, and such representations and warranties are true as of the date hereof.

      10. Affirmative Covenants. So long as the Note remains unpaid or the Lender has a commitment under this Agreement, the Borrower will, unless the Lender gives its prior written consent:

      (a) Financial Reporting. Furnish to the Lender: (i) as soon as available and in any event within 30 days after the end of each month (except the final month) of each fiscal year of the Borrower, balance sheets of the Borrower as of the end of such month and statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the controller of the Borrower;
(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower, containing financial statements for such year certified in a manner acceptable to the Lender by independent public accountants acceptable to the Lender; (iii) such other information concerning the conditions or operations, financial or otherwise, of the Borrower as the Lender from time to time may reasonably request and; (iv) within 20 days after the end of each month an accounts receivable and accounts payable aging for the month most recently ended.

      (b) Notification of Default, Etc. Notify the Lender as promptly as practicable (but in any event not later than 5 Business Days) after Borrower obtains knowledge of: (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or (ii) the commencement of any litigation or governmental proceedings of any type which could materially adversely affect the financial condition or business operations of the Borrower.

      (c) Minimum Net Working Capital. Maintain at all times a difference between the amount of total current assets and the amount of total current liabilities of the Company that is not less than $200,000.

      (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. In addition, the Borrower shall not issue or sell, or agree to issue or sell, any additional shares of capital stock or grant any options, warrants or rights to purchase any shares of capital stock.

      11. Events of Default. "Events of Default" in this Agreement means any of the following events:

      (a) Failure of the Borrower to pay any monetary obligation pursuant to any Loan Document when due or, if payable on demand, upon demand;

      (b) Any representation or warranty made by, or on behalf of, Borrower or Guarantor in, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect when made;

      (c) Default in performance of any other covenant or agreement of Borrower in, or pursuant to, any Loan Document;

      (d) The entry against Borrower of a final judgment, decree or order for the payment of money in the excess of $100,000 and the continuance of such judgment, decree or order unsatisfied for a period of 30 days without a stay of execution, except for contested taxes;

      (e) Any Reportable Event (as defined in ERISA) shall have occurred and continue for 30 days; or any Plan shall have been terminated by Borrower not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or any of Borrower's retirement plans subject to ERISA is not in compliance with ERISA;

      (f) Lender shall at any time have reasonable grounds to believe that the prospect of due and punctual payment of any of the obligations of the Borrower now or hereafter existing under, or pursuant to, this Agreement is impaired.

      12. Rights and Remedies. If any Event of Default shall occur and be continuing, Lender may exercise any or all of the following rights and remedies;

      (a) Declare the Note, all interest thereon, and all other obligations under, or pursuant to any Loan Document to be immediately due and payable, and upon such declaration such Note, interest and other obligations shall immediately be due and payable, without presentment, demand, protest, or any notice of any kind, all of which are expressly waived;

      (b) Exercise any right or remedy available to Lender at law or in equity.

      13. No Waiver; Cumulative Remedies. No failure or delay on the part of Lender in exercising any right or remedy pursuant to any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power. The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

      14. Amendments and Waivers. No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by the Lender, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

      15. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or telegraphed or delivered, if to the Borrower, at 7949 South I-35 Service Road, Oklahoma City, OK 73149, Attention: James A. Nett, President, if to the Guarantor, at 7949 East I35 Service Road, Oklahoma City, OK 73149, and if to the Lender, at 911 Lund Boulevard, Anoka, MN 55303, Attention: Jay Allsup, Chief Financial Officer; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telegraphed, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid.

      16. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation of the Loan Documents, including reasonable attorneys fees and legal expenses, as well as all costs and expenses of Lender, including reasonable attorneys fees and expenses, in connection with the administration and enforcement of the Loan Documents (whether suit is commenced or not).

      17. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any amounts owed by Lender to Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Documents, irrespective of whether or not the Lender shall have made any demand under any Loan Documents and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

      18. Governing Law. All Loan Documents shall be governed by the laws of the State of Minnesota. Any term used in this Agreement and not otherwise defined shall have the definition given that term in the Uniform Commercial Code as in effect in the State of Minnesota from time to time. If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable. The Borrower hereby irrevocably submits to the jurisdiction of the Minnesota District Court, Fourth Division, and the Federal District Court, District of Minnesota, Fourth Division, over any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

      19. Binding Effect; Assignment. All Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lender and their respective successors and assigns. Borrower shall not have the right to assign its rights or interest under such agreement without the prior written consent of the Lender.

      If the Borrower agrees to the foregoing, Borrower should execute this Agreement on the space indicated below.


                                 BORROWER:

                                 INNOVATIVE ACCESSORIES, INC.


                                 By /s/ James A. Nett
                                    Its  PRES


                                 By /s/ Marilyn Nett
                                    Its Secretary Treasurer


                                 Accepted by:

                                 LUND INDUSTRIES INCORPORATED


                                 By /s/ Jay M. Allsup
                                    CFO


     The undersigned, James A. Nett, majority shareholder and President of Borrower, hereby irrevocably and unconditionally guarantees the prompt payment of the foregoing loan.

                                 GUARANTOR

                                 /s/ James A. Nett
                                 James A. Nett
                                 Date: November 29, 1995